Exhibit 23

Consent of the Independent Public Accountants

HEARx Ltd.
West Palm Beach, Florida

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (filed September 13, 1994), Form S-8 (filed July 19, 1996), Form S-3 (File No. 333-04303), Form S-3 (File No. 333-04639), Form S-3 (File No. 333-11429) , Form S-3 (File No. 333-18753), Form S-3 (File No. 333-24357), Form S-3 (File No. 333-25169), Form S-3 (File No. 333-6457), Form S-3 (File No. 333-38862) and Form S-4 (File No. 333-73022) of our report dated February 28, 2002, relating to the consolidated financial statements and financial statement schedule of HEARx Ltd., appearing in the Company’s Annual Report on Form 10-K for year ended December 29, 2001.

BDO Seidman, LLP

West Palm Beach, Florida
May 22, 2002